EXHIBIT 23


Merri Nickerson
Certified Public Accountant


To Whom It May Concern:                                     January 21, 2000

Merri Nickerson, CPA consents to the inclusion of her report of January 21, 2000, on the Financial Statements of ALTREX, INCORPORATED, as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Merri Nickerson
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Merri Nickerson
Certified Public Accountant